Exhibit 10.08

MEMORANDUM OF AGREEMENT

This agreement is made by and between:

1.
Royal Invest International Corporation a publicly traded corporation trading on the Over the Counter (“OTC”) under the symbol RIIC, incorporated in the United States of America in the State of Delaware with its registered office located at 980 Post Road East, 2nd. floor, Westport, Connecticut 06990, USA, and/or Royal Invest Europe B.V both legally and separately represented by Royal Invest International Corporations’s CEO Mr. Jerry Gruenbaum hereafter referred to as “BUYER”

2.
Muermans Vastgoed 46 b.v., registered at the Chamber of Commerce number 13042275,  Oude Borgstraat 12 6049 CT Herten, PO Box 124, 6040 AC Roermond, in The Netherlands, legally represented by Henricus Johannes Wilhelmus Muermans. Hereafter referred to as “SELLER”

For purposes of this agreement BUYER and SELLER are collectively referred to as “PARTIES” and individually referred to as a “PARTY”.

Whereas:

1.	Parties desire to confirm the intermediate outcome of the negotiations which have taken place from January 2007 till to date by means of this agreement; and

2.
Parties reached verbal agreement as per March 13, 2007 on the sale and purchase of the office property and accompanying premises, parking area located at the Schepersmaat 4, 9405 TA Assen , Netherlands, registered at Assen under section R number 716 large 34.756 m2 including area number 696 large 4.588 m2. Hereby called the “PROPERTY”. The terms of this agreement have been revised and updated due to the outcome of due diligence reviews and legal research.

3.	This Memorandum of Agreement replaces all former documents signed by Parties.

Therefore:

In consideration of the potential undertakings and future covenants set forth in this agreement “PARTIES” agree as follows.

1.
The “BUYER” will acquire the “PROPERTY” for the amount of 24.311.000 Euro (twenty-two-million-five-hundred-thousand) excluding transfer costs. Transfer costs are to be paid for by the “BUYER”.  This transaction will be confirmed by “PARTIES” by means of a formal purchase agreement.  The terms of the agreed acquisition will be more particularly set forth in one or more purchase agreements and one or more definitive agreements (collectively the definitive agreements) to be mutually agreed upon by the “PARTIES”. Under the condition of due diligence and at the discretion of BUYER, the PROPERTY can also be purchased through the purchase of the shares in a corporation which fully owns the PROPERTY. SELLER will guarantee the gross rental income to an amount of at least € 2.000.000 per year for a periode of two years upon the moment of the final acquisition.

2.
The BUYER intends to fund the purchase by obtaining a bank loan of at least € 19.000.000 (nineteen million euro).  The remainder of the purchase price but limited to an amount of € 3.055.213 will be paid in shares of the BUYER’s company common stock delivered in certificates bearing seller’s or designated names with a lock-up period of 24 months upon issue at an agreed share price of 0.2078 US Dollar.

3.
Separate from article 1 and 2 above, the SELLER or a group company of SELLER agreed to purchase for an amount of $ 500.000 in BUYERS’ company common stock at an agreed price of $ 0.10 per share. SELLER transferred in total € 350.000 in two installments of € 175.000  (one hundred and seventy five thousand) each  as per June 30th, 2007 the latest. These aforementioned amounts were transferred into the ABN Amro euro-account of Stichting Fondsenbeheer Statenconsult 54.14.17.517 in Amsterdam. These shares were issued in the name of a group company of SELLER and delivered to this party on June 5th, 2007.

4.
The parties will negotiate the terms and begin preparation of the Definitive Agreements that will govern all the above mentioned agreed items. To the extent appropriate for transactions of this type and size, the Definitive Agreements will contain but not limited to customary representations, warranties, covenants, indemnities and other agreements of the parties. Parties have already reached agreement that instead of the delivery of the property directly, BUYER through its subsidiary Royal Invest Europe B.V. acquires 30% in Muermans Vastgoed 46 B.V. which shares are to be converted into (all) common shares. The remainder (70%) of outstanding shares (to the former shareholders) to be converted into preferred shares only entitled to a fixed percentage for dividend distributions based on its nominal value. The common shares thus represent the total Nett Asset Value of Muermans Vastgoed 46 B.V. – which has been set on € 13.495.755 ($ 18.354.227) based on a balance sheet dated March 31st, 2007 still under audit review. The BUYER will have the obligation to refinance the current (mortgage) loans taken up by Muermans Vastgoed 46 B.V.

5.
The Definitive Agreements shall include customary conditions precedent generally applicable to an acquisition of the nature and size of the transactions contemplated by this Agreement, each of which must be satisfied prior to the consummation of the transactions contemplated thereby. In general, the closing of the proposed acquisition and the obligations of each party under the Definitive Agreements will be subject to the satisfaction of the conditions precedent, which shall include but not be limited to:

(a)	Satisfactory Results of Due Diligence

The satisfactory completion of due diligence investigation and acquisition audit by BUYER (as provided in paragraph 6) showing that the assets of SELLER and any actual or contingent liabilities against those assets, and the prospective business operations by SELLER or SELLER’s business are substantially the same as currently understood by BUYER as of the date of this Agreement (determined without regard to any documents which BUYER or any party may have previously delivered to BUYER).

(b)	Compliance

Satisfactory determination that the acquisition and prospective business operations by BUYER of SELLER’s business will comply with all applicable laws and regulations, including antitrust and competition laws.

(c)	Consents and Approvals

The approval and consent of the Definitive Agreements by the respective Boards of BUYER and SELLER and the receipt of the consents and approvals from all governmental entities, utility providers, railways, material vendors, lenders, landlords, customers, and other parties which are necessary or appropriate to the acquisition of  the prospective business operation by BUYER, and the receipt of all necessary governmental approvals including the expiration or termination of all required waiting periods.

(d)	Absence of Material Litigation or Adverse Change

There must be no pending or threatened material claims or litigation involving SELLER, and no material adverse change in the business prospects of BUYER operating SELLER’s business.

(e)	Delivery of Legal Opinions

Customary legal opinions must be delivered, the content of which shall be mutually agreed upon.

6.
From the date of acceptance by the parties of the terms of this Agreement, until the negotiations are terminated as provided in paragraph 11 of this Agreement, SELLER will give BUYER and BUYER’s management personnel, legal counsel, accountants, and technical and financial advisors, full access and opportunity to inspect, investigate and audit the books, records, contracts, and other documents of SELLER as it relates to SELLER’s business and all of SELLER’s assets and liabilities (actual or contingent), including, without limitation, inspecting SELLER’s property and conducting additional environmental inspections of property and reviewing financial records, contracts, operating plans, and other business records, for the purposes of evaluating issues related to the operation of SELLER’s business. SELLER further agrees to provide BUYER with such additional information as may be reasonably requested pertaining to SELLER’s business and assets to the extent reasonably necessary to complete the Definitive Agreements.

7.
By their signature below, each party agrees to keep in strict confidence all information regarding the terms of the proposed acquisition of the Operations, except to the extent BUYER must disclose information to lenders and equity partners to obtain financing. If this proposal is terminated as provided in paragraph 10, each party upon request will promptly return to the other party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other party. BUYER agrees to keep all material and information provided to it, under paragraph five above, confidential and to promptly return the same to SELLER upon termination of this Agreement. The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 6-11.

8.
No party will make any public disclosure or issue any press releases pertaining to the existence of this Agreement or to the proposed acquisition and sale between the parties without having first obtained the consent of the other parties, except for communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices), and which are not inconsistent with the prompt consummation of the transactions contemplated in this Agreement. The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 6-11.

9.
Except for breach of any confidentiality provisions hereof, no party to this Agreement shall have any liability to any other party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the party in the event the negotiations among the parties are terminated as provided in paragraph 8. Except to the extent otherwise provided in any Definitive Agreement entered into by the parties, each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this Agreement, whether or not any of the transactions contemplated in this Agreement are consummated.

10.
This Agreement assumes the Parties to sign the intended Definitive Agreements based on the results of previous negotiations and the previous good constructive talks no later than on August 31st, 2007. The negotiations shall only fail if a confident cooperation can no longer be ensured. Such a situation may not be caused intentionally by any of the Parties. The Parties do have the intention to sign the intended Definitive Agreements. The failure of the negotiations shall be announced in writing by a Party who shall also specify the reasons. This Party shall be entitled to convene a new negotiation meeting within two weeks in order to eliminate the grounds for failure and/or to claim damages on basis of the current status of negotiations – whereby this Party proofs that the reasons for the failure of the negotiations are not due to this Party and/or the other Party has no material evidence on failure due to issues arising from the due diligence review whereby one of the Parties can not guarantee adequately to the other Party that the SELLER’s business is substantially the same as currently understood by BUYER.

11.
Parties agree that neither of them nor any of their affiliates will pursue, solicit or discuss any opportunities for any party other than to acquire or otherwise control the Operations until this Agreement is terminated by Parties or mutually by Parties or any of the events in paragraph 10 do not occur by the dates stated and Parties in writing that they are pursuing other buyers for the Operations.

12.	This Agreement shall be governed by, and construed and interpreted under the laws of The Netherlands.

BUYER referred to this Agreement acknowledges the terms and conditions hereof, and agrees to be bound by the clauses included in this document,

Royal Invest International Corp.  / Royal Invest Europe B.V. ( BUYER )
Represented by Jerry Gruenbaum

Signature:   ______________________________________Date: July 12th, 2007

SELLER referred to this Agreement acknowledges the terms and conditions hereof, and agrees to be bound by the clauses included in this document,

Muermans Vastgoed 46 b.v.  (SELLER)
Represented by proxy

Signature:   ______________________________________Date: July 12th, 2007